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Pricing Supplement dated June 9, 2005	                         Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                    File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	             TOYOTA MOTOR CREDIT CORPORATION

	             Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount:  $15,000,000		     Trade Date: June 9, 2005
Issue Price: 100%			     Original Issue Date: June 28, 2005
Initial Interest Rate:  See "Additional      Net Proceeds to Issuer: $15,000,000
   Terms of the Notes -- Interest"	     Principal's Discount
Interest Payment Period: Quarterly	 	or Commission: 0.0%
Stated Maturity Date: June 28, 2010
________________________________________________________________________________

Calculation Agent:  Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note	      [ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note		    (Fixed Rate Commencement
              (Fixed Interest Rate): 		     Date):
  [ ]  Other Floating Rate Note			    (Fixed Interest Rate):
              (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
           [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
           [X]  LIBOR	  [ ]  Treasury Rate	      [ ]  Other (see attached)
                           If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                       [X]  Telerate Page: 3750

  Initial Interest Reset Date: September 28,2005   Spread (+/-): +0.35%
  Interest Rate Reset Period: Quarterly		   Spread Multiplier:  N/A
  Interest Reset Dates: See "Additional 	   Maximum Interest Rate: 5.50%
    Terms of the Notes - Interest"
  Interest Payment Dates: See "Additional 	   Minimum Interest Rate:  N/A
    Terms of the Notes - Interest"		   Index Maturity: 3 month
  						   Index Currency: U.S.dollars

Day Count Convention:
   [X]  30/360 for the period from June 28, 2005 to June 28, 2010
   [ ]  Actual/360 for the period from      to
   [ ]  Other (see attached)

Redemption:
   [ ]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [X]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: June 29, 2006. See "Additional Terms of the
            	Notes - Redemption"
        Initial Redemption Percentage: 100%
        Annual Redemption Percentage Reduction: N/A

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %
Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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	                  ___________________________

                      Nomura Securities International, Inc.

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                        ADDITIONAL TERMS OF THE NOTES

Further Authorizations

          Effective June 16, 2005, in supplement to the $7,000,000,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of April 2, 2004, TMCC authorized the offer and issuance from time to time of an additional $5,500,000,000 aggregate principal amount of its Medium-Term Notes.

Interest

	 The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on June 24, 2005 plus 0.35%.

	 The Interest Reset Dates and the Interest Payment Dates shall be as follows: September 28, 2005, December 28, 2005, March 28, 2006, June 29, 2006 (long period), September 28, 2006 (short period), and thereafter, commencing December 28, 2006, the Interest Reset Dates and the Interest Payment Dates shall be the 28th day of each March, June, September and December.

Redemption

	The Notes are subject to redemption by TMCC, in whole, on the Initial Redemption Date stated above and on each June 28 and December 28 thereafter subject to not less than 30 nor more than 60 days' prior notice.

Minimum Denomination

      The Notes shall have a minimum denomination of $100,000.

Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated April 8, 2004 and an Appointment Agreement Confirmation dated June 9, 2005 (collectively, the "Agreement") between TMCC and Nomura Securities International, Inc. ("Nomura"), Nomura, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. Nomura may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

	Under the terms and conditions of the Agreement, Nomura is committed to take and pay for all of the Notes offered hereby if any are taken.